Exhibit 14.1

RUDOLPH TECHNOLOGIES CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees (“Employees”) of Rudolph Technologies, Inc. (“RTEC”). The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but sets out basic principles to guide all employees, executive officers and directors of RTEC. Use the Code as a standard and a tool, along with other RTEC policies, and your own best judgment. All Employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a policy in this Code conflicts with the law, you must comply with the law; however, if the Code conflicts with a local custom or policy, you must comply with the Code. If you have any questions about these conflicts, are faced with a potential conflict between your ethical standards and the conduct of others at RTEC or if you are in a situation which you believe may violate or lead to a violation of this Code, follow the Compliance Procedure guidelines of this Code set forth below.

Those who violate the standards in this Code shall be subject to disciplinary action up to and including termination of employment.

Code of Business Conduct and Ethics

All Employees must be knowledgeable of and comply with the basic principles of the Code as follows:

•	Compliance with Laws, Rules and Regulations: While conducting business on behalf of RTEC, Employees must respect, obey and comply with the laws, rules and regulations of the cities, states and countries in which the company operates.

•	Conflicts of Interest: Employees are to avoid any actual or apparent conflicts of interest (other than conflicts of interest that have received appropriate approval) such as taking actions or having interests that may interfere with performing one’s work objectively and effectively or where one receives improper personal benefits as a result of their position with RTEC.

•	Open and Honest Dealing: RTEC encourages an open and honest atmosphere within the company such that Employees are to freely exchange with and disclose important information to management and refrain from purposely providing any kind of misleading information.

•	Insider Trading: Employees who have access to RTEC’s confidential information are not permitted to use or share that information for stock trading purposes (“Insider Trading”) or for any purpose except the conduct of the company’s business.

•	Fair Disclosure: Employees are prohibited from making statements regarding material, non-public information about the company or its securities to the financial community, company stockholders or the press without the express authorization of the CEO, CFO or General Counsel.

•	Payments to Agencies/Consultants: All payments and arrangements with outside agents, consultants, contractors and other parties should be per a written agreement.

•	Corporate Opportunities: Employees are prohibited from taking personal advantage of opportunities that are discovered, developed or known through the use of corporate property, information or their position without the appropriate approval at RTEC.

•	Competition and Fair Dealing: Employees are expected to respect the rights of and deal fairly with RTEC’s customers, suppliers, competitors and Employees.

•	Gifts, Gratuities and Entertainment: As part of RTEC’s business, Employees may only offer, give, provide or accept reasonable gifts or business entertainment in order to create good will and sound working relationships, and never to gain unfair advantage with customers.

•	Political Contributions: While RTEC encourages all Employees to vote and be active in the political process, it is RTEC’s policy not to contribute any company funds, assets or services to any political party, committee, organization, or candidate for any office at any level in any country.

•	Discrimination and Harassment: Employees are prohibited from participating in any form of harassment, retaliation, or discrimination because of race, color, national origin, sex, religion, creed, age, disability, sexual orientation, marital status, military service or any other basis protected by federal, state or local laws.

•	Health and Safety: Employees are responsible for maintaining a safe and healthy workplace following safety and health rules and practices, appropriately reporting issues and refraining from any violent or threatening behavior.

•	Record-Keeping: Where an Employee is required to make a record of or report on any form of business information, such record/report must be made honestly and accurately in order to make responsible business decisions.

•	Confidentiality: Employees are required to maintain the confidentiality of confidential information entrusted to them by RTEC or its customers, unless disclosure is appropriately authorized.

•	Protection and Proper Use of RTEC Assets: Employees must protect RTEC’s assets, including Employee work product and company proprietary information, to ensure its continued and efficient use and security.

•	Payments to Government Personnel: Employees are prohibited from giving and/or offering money or anything of value, directly or indirectly, to a foreign or domestic governmental official, agency, party, official or candidate under any circumstances in order to induce the recipient to give RTEC business, purchase RTEC’s products or otherwise benefit RTEC’s business in their country.

Attachment A provides additional guidance, descriptions, insights and specific examples related to each of these principles.

Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for an Employee may be made only by RTEC’s board of directors (the “Board”) or a Board committee and will be promptly disclosed, along with the reasons for the waiver, as required by applicable law, rule, regulation, and the applicable listing standards of the Nasdaq Stock Market.

Compliance Procedures

All Employees must work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or concern. These are the steps to keep in mind:

•	Make sure you have all the facts

In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper?

This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

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•	Discuss the problem with your supervisor or manager

The basic guidance for all situations is to ask first and act later. In many cases, your supervisor or manager will be more knowledgeable about the question, and will appreciate being included in the decision-making process. Remember that it is your supervisor/manager’s responsibility to help solve problems.

•	Seek help from RTEC resources

In the case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, you can discuss it with a Human Resources representative or senior management.

•	Reporting improper behavior

The section below on reporting presents the procedure for reporting incidents or activities relating to unethical or improper behavior.

Reporting any Illegal or Unethical Behavior

All RTEC Employees are encouraged to report either orally or in writing to their immediate supervisor, or alternate line of authority as described below, all evidence of activity by an RTEC department or Employee that may constitute:

•	A violation of RTEC’s Code of Business Conduct and Ethics or RTEC’s Financial Code of Ethics;
•	Any other instances of corporate fraud or unethical business conduct;
•	A violation of State or Federal law;
•	A violation of any SEC or NASDAQ regulation; or
•	Substantial and specific danger to an Employee’s or public’s health and safety.

RTEC has made available a variety of alternative reporting mechanisms to allow Employees the ability to report any of the above activities in a manner with which they are comfortable. Any Employee who wants to report evidence of alleged improper activity as described can choose from the following:

•	Contact his/her immediate supervisor, or the supervisor’s manager.

•	In instances where the Employee is not satisfied with the supervisor or manager’s response, or is uncomfortable for any reason addressing such concerns to their supervisor or the supervisor’s manager, the Employee may alternatively contact the Human Resources department, General Counsel’s office or a member of senior management.

•	Call the confidential, global, toll-free phone number dedicated to these reports that is listed on the RTEC Intranet website. Anonymous telephonic communications will be accepted.

•	Address your concerns in writing to: The Office of General Counsel, Rudolph Technologies, Inc., One Rudolph Road, Flanders, New Jersey 07836. Anonymous written communications will be accepted.

•	Address your concerns via email to codeofethics@rudolphtech.com where the Employee can submit a report.

•	Contact any of the members of the Board’s Audit Committee. Again, anonymous telephone communications will be accepted.

In filing a report, Employees are encouraged to provide as much specific information as possible including names, dates, places, and events that took place and the Employee’s perception of why the incident(s) may be a violation. Complaints of misconduct, harassment or discrimination will be kept confidential to the fullest extent possible consistent with the RTEC’s need to investigate the matter. Employees are also urged to keep all information regarding an internal investigation confidential and understand that they are expected to fully cooperate with any such investigation. Employees who choose to identify themselves will receive a reply to their report within twenty (20) working days or as soon as practical thereafter.

Employees who knowingly fail to report wrongdoing per any of the above steps will have such action considered in their job performance appraisal and such action may subject them to discipline, up to and including discharge.

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It is important to be aware that you may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. As stated, RTEC does not permit retaliation, discharge, or other discrimination of any kind against Employees for good faith reports of ethical violations or incidents related to this Code.

Investigations

Subject to the Board’s general authority to administer this Code, investigating violations and determining disciplinary action shall be the responsibility of the following parties:

Board of directors (or its designated committee):	Matters involving members of the board of directors or executive officers.

Chief Financial Officer and the General Counsel:	Matters involving other employees, agents or contractors

The above responsible parties may designate others to conduct or manage investigations on their behalf and recommend disciplinary action. In addition, the Chief Financial Officer and the General Counsel will periodically report Code violations and the corrective actions taken to the Board or its designated committee. The Board reserves the right to investigate violations and determine appropriate disciplinary action on its own or to designate others to do so in place of, or in addition to, the Chief Financial Officer and the General Counsel.

Any suspected violations will be promptly investigated. If it is determined that evidence of a violation exists, the individual subject to investigation will be notified. The individual will have an opportunity to respond to any allegations made against them. A person suspected of violating the Code may be suspended with or without pay while an investigation is conducted.

Disciplinary action

RTEC will take appropriate action against any Employee whose actions are found to violate the Code. Disciplinary actions may include, at RTEC’s sole discretion, oral or written reprimand, suspension or immediate termination of employment or business relationship, or any other single or combine disciplinary action as deemed appropriate to the circumstances. A record of the disciplinary action will be retained in the Employee’s personnel file.

In determining what disciplinary action is appropriate in a particular case, RTEC will take into account all relevant information, including the nature and severity of the violation, any history of warnings and violations, whether the violation appears to have been intentional or inadvertent and whether the violator reported his or her own misconduct. RTEC will strive to enforce the Code in a consistent manner while accounting for all relevant information.

Where RTEC has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Furthermore, certain violations of this Code may also be reported to the appropriate authorities and subject to civil or criminal prosecution by governmental authorities and others.

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ATTACHMENT A

RUDOLPH TECHNOLOGIES’ CODE OF BUSINESS CONDUCT AND ETHICS

ADDITIONAL GUIDANCE

The following presents additional guidance, descriptions, insights and specific examples related to each of the principles cited in Rudolph Technologies’ Code of Business Conduct and Ethics.

1.	Compliance with Laws, Rules and Regulations

Obeying the laws, both in letter and in spirit, is the foundation on which RTEC’s ethical standards are built. While conducting business on behalf of RTEC, all Employees must respect and obey the laws of the cities, states and countries in which the company operates. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from management. If you have a question as to the legal validity of an action, follow the Compliance Procedure guidelines of the Code or discuss the matter with the General Counsel.

Many aspects of RTEC’s business are also governed by laws, rules and regulations that have been issued by government agencies and/or other institutions. For example, the U.S. Securities and Exchange Commission (SEC) and NASDAQ, with which RTEC is listed, both have rules and regulations that impact RTEC’s business and financial reporting. RTEC is committed to complying with all such rules and regulations. If you have any questions regarding compliance with such laws, rules and regulations, please consult the General Counsel.

RTEC does not condone any act that violates the law, even when such action appears to be in RTEC’s best interest. No Employee may be adversely affected because the Employee refused to carry out a directive which, in fact, constitutes corporate fraud or is a violation of State or federal law.

2.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of RTEC. A conflict situation can arise when an Employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an Employee or a member of his or her family receives improper personal benefits as a result of his or her position with RTEC. Loans to, or guarantees of obligations of, Employees and their family members create conflicts of interest and, in the case of executive officers, may be against the law.

It is a conflict of interest for an Employee to work simultaneously for or contract with a competitor, customer or supplier. You are not allowed to work for a competitor, customer or supplier as a consultant or Board member. The best policy is to avoid any direct or indirect business connection with our competitors, customers or suppliers, except on the company’s behalf.

Employees may not hold a financial interest in any of RTEC’s customers, suppliers or competitors, unless such company is a publicly owned corporation. If the company is a publicly owned corporation, you may hold up to one percent (1%) of the company’s outstanding shares. You must obtain approval from RTEC’s CEO, CFO or General Counsel for any variance from this rule.

Conflicts of interest may not always be clear-cut. It is, however, very important to avoid any actual or apparent conflicts of interest for they are prohibited as a matter of RTEC policy, except under guidelines approved by the Board. If you have a question or you believe you have become aware of a conflict or potential conflict, refer to the Compliance Procedure guidelines of the Code to help resolve the issue.

3.	Open and Honest Dealing

As a public company, RTEC is required to file reports, proxy statements and other information with the SEC and/or NASDAQ. We also provide public earnings information and other disclosures to the investment community. We believe a culture of open and honest dealing is essential to maintaining investor confidence and are committed to the highest standards of accuracy, quality and integrity in our business and financial reporting. Employees who assist in the preparation of our reports or other public information must disclose to senior management all material facts known to them, and ensure that senior management is apprised of such facts on an ongoing basis. If you are in doubt about whether a fact is “material” and should be disclosed, you should consult an executive officer.

It is against the law to mislead or manipulate our accountants with the intent to influence an audit of our financial statements. All Employees must be open and honest with our accountants and auditors.

4.	Insider Trading

Employees who have access to RTEC’s confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the company’s business. All nonpublic information about RTEC should be considered confidential information. To use nonpublic information for personal financial benefit, or to “tip” others who might make an investment decision on the basis of this information, is not only unethical but also illegal.

With respect to investing in RTEC stock (either pursuant to the Savings and Investment Plan, the RTEC Employee Stock Purchase Plan or otherwise), Employees must keep in mind that such investment is a personal decision and should be made in light of the portfolio diversification needs of such individual, as well as other factors and circumstances applicable to the individual. In general, frequent or excessive trading in RTEC common stock or short-selling of RTEC common stock is not consistent with the best interests of RTEC and may be in violation of securities laws, whether intentional or inadvertent.

RTEC has established certain specific policies with respect to RTEC stock transactions applicable to directors, officers and designated employees. For example, “blackout” periods have been established, during which directors, officers and designated employees cannot trade in RTEC common stock (regardless of whether such individual is in possession of material, nonpublic information). Outside such blackout periods, RTEC has established certain “pre-clearance” procedures applicable to directors, officers and designated employees in connection with RTEC common stock transactions by such individuals. If you have any questions, please consult the management in the Finance department or with the General Counsel.

5.	Fair Disclosure

RTEC from time to time may receive calls from the press, securities analysts, investment bankers and shareholders inquiring about the company or its financial performance. There are very strict rules regarding the selective disclosure of non-public information to persons outside the Company. No one other than the CEO or his authorized designee is authorized to speak with such persons. This includes, but is not limited to, discussing or making general or specific statements about the company’s financial performance, product offerings or other business transactions. If an Employee receives a call from any such person, you should decline to speak with him or her and refer that person to the CEO, CFO or General Counsel. In addition, it is RTEC’s policy not to respond to rumors about the company. Companies have been found in violation of securities laws if their spokespeople erroneously denied a rumor, even if the spokesperson believed what he or she was saying was true.

In the event that an Employee makes such a statement or disclosure referenced above, whether by mistake or otherwise, the Employee must immediately notify the CEO, CFO or General Counsel in order that RTEC be able to meet any reporting requirements it may have as a result.

6.	Payment to Agencies/Consultants

Arrangements with outside agents, consultants, contractors and other parties should be in writing. The document should clearly describe the results required, the commission or fees to be paid, how fees are to be paid and the length of the agreement, and the commitment to comply with all laws and regulations.

7.	Corporate Opportunities

Employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Employee may use corporate property, information, or position for improper personal gain, and no Employee may compete with RTEC directly or indirectly. Employees owe a duty to RTEC to advance its legitimate interests when the opportunity to do so arises.

8.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Although we seek information about our competitors, stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with RTEC’s customers, suppliers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. It is contrary to RTEC practice and ethics to hire, commission or retain a competitor’s current or former employee solely to obtain such information.

Our products and services shall be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with all applicable regulations.

9.	Gifts, Gratuities and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Employee, family member of the Employee or agent unless it:

(a) is not a cash gift;

(b) is consistent with customary business practices;

(c) is not excessive in value;

(d) cannot be construed as a bribe or payoff; and

(e) does not violate any laws or regulations.

For further clarification, gifts of a nominal value may be accepted on an infrequent or occasional basis, such as during the holiday season, as a reasonable business courtesy. Routine business-related entertainment, such as a business lunch or dinner, sports outings or cultural events, is acceptable under this policy. At times, alcohol may be available at RTEC-sponsored functions and business-related activities. In such situations, use discretion and act responsibly to ensure your safety and the safety of others.

Gifts, gratuities and entertainment that our Employees are prohibited from accepting must not be offered to employees or agents of RTEC.

Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

10.	Political Contributions

RTEC encourages all Employees to vote and be active in the political process. RTEC does not in any way restrict its Employee’s right to participate personally, on their own time, in political activities or to use personal funds for political purposes. If you choose to hold public office, either by election or appointment, you must take into account any potential for actual or apparent conflict of interest, and should also be disclosed in advance to your supervisor. Additionally, federal and many state laws restrict the use of corporate funds, assets and time in connection with federal and state elections. To that end, it is RTEC’s policy not to contribute any company funds, assets or services to any political party, committee, organization, or candidate for any office (federal, state or local) in the United States or any foreign country. This restriction means that corporate facilities or other assets may not be used for the benefit of political candidates or parties. Any personal political contributions will not be reimbursed. RTEC may only participate in selected lobbying activities conducted by industry or local associations and only upon the written authorization of the General Counsel. Employees should not lobby on their personal behalf while on company time.

11.	Discrimination and Harassment

The diversity of RTEC’s Employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. RTEC’s policy strictly prohibits any form of harassment, retaliation, or discrimination because of race, color, national origin, sex, religion, creed, age, disability, sexual orientation, marital status, military service or any other basis protected by federal, state or local laws. All such harassment is unacceptable and violates RTEC policy. If you are found to have committed discriminatory harassment, retaliation, or serious related behaviors, you may be disciplined up to and including discharge. Furthermore, RTEC reserves the right to take whatever additional actions are necessary to protect its legal rights under such circumstances. For further information, please refer to the Harassment/Sexual Harassment Policy or contact your Human Resource representative.

12.	Health and Safety

RTEC strives to provide each Employee with a safe and healthful work environment. Each Employee has responsibility for maintaining a safe and healthy workplace for all Employees by following safety and health rules and practices, and reporting accidents, injuries and unsafe equipment, practices or conditions. Immediately report any risk or hazard to your manager. In addition, managers should investigate any reported risks or hazards immediately with the help of the appropriate RTEC personnel.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs. The use of illegal drugs in the workplace will not be tolerated. RTEC prohibits the use of any equipment while conducting business activity in a way that may cause distraction and/or result in injury or damage.

13.	Record-Keeping

RTEC requires honest and accurate recording and reporting of information in order to make responsible business decisions. It is very important that no Employee create or participate in the creation of (or falsification or alteration of) any RTEC records which are intended to mislead anyone or conceal anything improper. For example, only the true and actual number of hours worked should be reported. Many Employees regularly travel and file travel expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or management within the Finance department. Guidelines are available from the Finance Department as well as in the Employee Handbook which can be accessed via the RTEC Intranet website.

All of the RTEC books, records, accounts and financial statements are confidential and must be maintained in reasonable detail, must appropriately reflect RTEC’s transactions and must conform both to applicable legal requirements and to RTEC’s system of internal controls and audit procedures. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. In addition, Employees with financial responsibilities are subject to RTEC’s Financial Code of Ethics.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to RTEC’s record-retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult with the General Counsel.

14.	Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by RTEC or its customers, except when disclosure is authorized by the General Counsel or required by laws or regulations. Confidential information includes all nonpublic information that you have learned, generated or acquired during your employment with RTEC including, but not limited to information that might be of use to competitors, or harmful to RTEC or its customers, if disclosed. It also includes information that suppliers, customers and other companies have entrusted to us (e.g., in the course of joint development or investigating business opportunities). In addition, RTEC typically engages in confidential negotiations and transactions, the premature disclosure of which would be detrimental to the company or the other parties to the transaction. If you are in doubt about whether pending negotiations or transactions have been publicly disclosed or the timetable for such disclosure, you should consult the General Counsel.

The following guidelines are presented to assist each Employee in the handling and protection of confidential information:

•	Ensure that a nondisclosure agreement, approved by the General Counsel, has been signed before providing any confidential information to any third party;

•	Limit access to confidential information, e.g., by limiting reproduction and distribution of confidential documents, to only those persons who have a genuine need to know;

•	Keep all confidential documents in secured areas; and

•	Place confidential labels or legends on such documents to indicate the degree of care that must be applied when handling and distributing to others.

Confidential Information should not be disclosed to (a) any third party who has not signed or is not covered by a nondisclosure agreement, or (b) any person inside RTEC who does not have a need to know such information. Even in social situations, you should remember that you represent RTEC. In addition, if RTEC is involved in litigation and/or other dispute-resolution proceedings, Employees shall not communicate with RTEC’s adversaries without the express approval of the General Counsel.

The obligation to preserve confidential information continues even after employment ends. The Board authorizes only the Chairman of the Board and others expressly selected to disclose information. You are not authorized to make public disclosures unless you receive written authorization from the Chairman.

15.	Protection and Proper Use of RTEC Assets

All Employees should endeavor to protect RTEC’s assets and ensure their efficient use. This includes your work product (materials, designs, information, files, ideas, concepts, products or services developed as part of your work assignments or responsibilities) which belong solely and exclusively to RTEC. Theft, carelessness, and waste have a direct impact on RTEC’s profitability. No company property (tangible or intangible) may be sold, loaned, used, given away or disposed of without written authorization from the department head with budgetary responsibility for the property. Any suspected incident of abuse, fraud or theft should be immediately reported to management for investigation. RTEC equipment should not be used for non-RTEC business, though incidental personal use may be permitted upon the prior approval of your supervisor or manager.

The obligation of Employees to protect RTEC’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights; business, marketing and service plans; engineering and manufacturing ideas, designs; databases; records; salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate RTEC policy. It could also be illegal and result in civil or even criminal penalties.

16.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving and/or offering money or anything of value, directly or indirectly, to a foreign governmental official, agency, political party, party official or candidate under any circumstances which appears that such items were offered or given to induce the recipient to give RTEC business, purchase RTEC’s products or otherwise benefit RTEC’s business in their country. It is strictly prohibited to make illegal payments to government officials of any country or any other form of commercial bribery.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate RTEC policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The General Counsel can provide guidance to you in this area.